Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS INTERNATIONAL, INC. NAMES

REZNICEK CHAIRMAN AND REED TO BOARD;

Annual Meeting Proposals Pass

ENGLEWOOD, COLO. (May 31, 2005) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading global provider of customer care and billing solutions, today announced new appointments and changes to its Board of Directors.

Longtime board member Bernard Reznicek has been named the non-executive chairman to the Board of Directors, and Don Reed, former CEO Global of Cable & Wireless, has joined the board. In addition, George Haddix, previous board member, has stepped down from the board.

Reznicek joined CSG’s board in 1997 and chairs the Audit committee. In addition, Reznicek served on the Nominating and Corporate Governance and Compensation committees. He has over 40 years of experience in the electric utility industry having served as Chairman, President and Chief Executive Officer of Boston Edison Company and President and Chief Executive Officer of Omaha Public Power District. Reznicek currently serves on the boards of Pulte Homes and Central States Indemnity Company of Omaha, a Berkshire Hathaway company.

Reed is a 30-plus year telecommunications veteran having held several senior management positions with Cable & Wireless and NYNEX. As CEO Global of Cable & Wireless, Reed was responsible for the day-to-day business operations of Cable & Wireless in the United States, United Kingdom, Continental Europe and Japan. During Reed’s tenure with NYNEX, he held a number of positions including President and Group Executive, Executive Vice President of External Affairs and Corporate Communications, President and Chief Executive Officer of NYNEX New England and others. In between his positions at NYNEX and Cable & Wireless, Reed served as CEO of Cabletron Systems, then the third-largest US producer of networking equipment.

Haddix has served on CSG’s board since 1994 and was part of the original group of investors that led the leveraged buy-out (LBO) of CSG Systems from First Data Corporation in 1994. After the LBO, he served as President through 1997. His term was set to expire in 2006.

In other news, at the company’s annual meeting held last Friday, Bernard Reznicek and Donald Smith were elected to terms that run through 2008 and the proposed 2005 Stock Incentive Plan passed.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit CSG’s Web site at www.csgsystems.com.

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com